Exhibit (3)(a)

                              ARTICLES OF AMENDMENT
                                       OF
                             FIRST UNION CORPORATION


         The undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation:

         1.       The name of the corporation is First Union Corporation.

         2. The following amendment to the first paragraph of Article 4 of the Articles of Incorporation of the corporation was adopted by its stockholders on the 27th day of February, 1998, in the manner prescribed by law:

                           "4. The aggregate number of shares which the corporation shall have authority to issue is Two Billion, Fifty Million (2,050,000,000) shares, divided into three (3) classes. The description of each class, the number of authorized shares of each class, and the par value of each class, is as follows:

                           Class                       No. of Shares             Par Value Per Share
                           -----                       -------------             -------------------

                           Common Stock                2,000,000,000           $3.33 1/3
                           Preferred Stock                10,000,000              No-par
                           Class A Preferred Stock        40,000,000              No-par"

         3. The number of shares of the corporation outstanding and entitled to be cast thereon was 636,385,071 shares of common stock, each of such shares being entitled to one vote; and the number of votes of the holders of common stock indisputably represented at the meeting of stockholders was 471,275,466.

         4. The total number of undisputed votes cast by the holders of common stock for the amendment was 446,347,497, which number was sufficient for approval of the amendment.

         This the 4th day of March, 1998.


                                                 FIRST UNION CORPORATION

                                                 By: /s/ Kent S. Hathaway
                                                    ________________________
                                                    Kent S. Hathaway
                                                    Senior Vice President